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                                                                    EXHIBIT 99.2


                           [PRACTICEWORKS LETTERHEAD]
                                                                          , 2001

Dear Stockholder:

     We are very pleased that you will soon be a stockholder of PracticeWorks, Inc. PracticeWorks is an information management technology provider to dentists, orthodontists and oral and maxillofacial surgeons.

     We believe that the separation of our business from the businesses of our corporate parent, InfoCure Corporation, will enhance our ability to grow our business aggressively, both internally and through selective acquisitions. For the first time, we will have the ability to offer our employees incentive opportunities linked to our performance as a stand-alone company, which we believe will aid our efforts to enhance employee performance.

     As an independent company, we can more effectively focus on our objectives and support the capital needs of our company, bringing value to you as a stockholder.


     We have applied to list the shares of PracticeWorks common stock you are receiving on the Nasdaq Stock Market's SmallCap Market under the symbol "PWKS."


     Our board, management and employees are excited about our future as an independent company, and we look forward to your support and participation in our success.

                                          Sincerely,

                                          James K. Price
                                          Chief Executive Officer and President